Exhibit 99.11

Agreement For Termination of Katherine Yoke-Lin Tung’s Service Contract As Secretary & Treasurer

Termination Of Katherine Yoke-Lin Tung’s Service Contract & Settlement of Fees

Katherine Yoke-Lin Tung (“YLT”) and Mezabay International Inc. (Formerly, Cardtrend International Inc.) (“Company”) herby mutually agree that YLT’s service with the Company under the Srvice Contract dated September 1st, 2009 (“Service Contract”) shall be terminated with effect from September 23, 2009. Accordingly, YLT hereby resigns from the Company as its Secretary & Treasurer with effect from September 23, 2009.

YLT and the Company mutually agree that the Company shall pay to YLT a sum of US$ 1,533.33 being the fee from September 1, 2009 to September 23, 2009 (“Total Due”).

YLT and the Company mutually agree that the Company shall settle the Total Due by issuing to YLT a total of 191,667 Rule 144 restricted shares of its common stock, at a price of $0.008 per share (“Shares”).

The Company agrees that the vested shares as at September 23, 2009 of the share option granted to her by the Company on April 7, 2008 shall be valid for YLT to exercise according to the terms and conditions of the Option Agreements relating to such option.

YLT and the Company hereby agree that upon the issuance and delivery of the Shares to YLT by the Company, the Company and YLT shall have discharged all their respective obligations under the said Service Contract and any addendum thereto and they shall release each other of any other obligation and shall have no claim against each other.

Agreed to by:
For and on-behalf of	For and on-half of
Mezabay International Inc.	Katherine Yoke-Lin Tung

SHOON HAU TSIN	KATHERINE YOKE-LIN TUNG
Shoon Hau Tsin	Katherine Yoke-Lin Tung
Director

Date: September 23, 2009.	Date: September 23, 2009